Press Release
Contact:
Barbara M. Conley
Senior Vice President and General Counsel
First Business Financial Services, Inc.
608-232-5902
bconley@firstbusiness.com

First Business Financial Services Inc. CFO James F. Ropella Announces Plans to Retire in Late 2014
MADISON, WI – February 20, 2014 – James F. Ropella, Senior Vice President and Chief Financial Officer of First Business Financial Services Inc. (Nasdaq:FBIZ), today announced his plans to retire from his position during the fourth quarter of 2014.
As CFO, Ropella has helped lead First Business through a period of high performance and growth, during which the company grew from a $300 million asset bank to a $1.3 billion asset publicly-traded company. In order to ensure a smooth transition, Ropella will remain in his position at First Business as the company conducts a thorough search for his replacement. The company anticipates establishing a longer-term consulting arrangement with Ropella following his retirement.
“Jim is a skilled and savvy financial executive whose professionalism and expertise have been instrumental in the success of our organization, as well as the creation of long-term value for our shareholders,” said Corey Chambas, President and Chief Executive Officer. “We deeply appreciate his role in building First Business into a strong and thriving publicly-held bank. We wish him the best in his retirement, and are pleased that he has agreed to partner with us in executing a seamless transition to a new Chief Financial Officer over the remainder of 2014.”
A 30-year commercial banking veteran, Ropella joined First Business in 2000 as CFO. Five years later, he led the process of taking the company public, and under his financial leadership, First Business executed a follow-on offering in December 2012, raising more than $29 million of capital to support the company’s ongoing growth and expansion strategies. Since the December 2012 offering, First Business has provided a total return to shareholders of nearly 80%, well exceeding the banking industry average of 40%.
“It’s been a privilege to be part of such a capable and forward-thinking leadership team, and I value all the professional and personal opportunities I’ve experienced with First Business,” Ropella said. “The decision to retire was made easier by my full confidence that First Business has the exceptional leadership, strong financials, right strategy, and committed team to grow and thrive in any economic environment.”
Following the transition, Ropella will be able to join his family full-time in California, which he has been commuting to for the last three years. Until then, he will remain fully engaged as CFO as the company conducts a thorough search for his successor.

About First Business Financial Services, Inc.
First Business Financial Services (Nasdaq:FBIZ) is a $1.3 billion Wisconsin-based bank holding company that specializes in focused financial solutions for businesses, key executives, and high net worth individuals through its operating companies. It is the 2nd largest Wisconsin-based commercial bank holding company listed on NASDAQ or NYSE. Its companies include: First Business Bank - Madison; First Business Bank - Milwaukee; First Business Bank - Northeast; First Business Trust & Investments; First Business Equipment Finance, LLC; and First Business Capital Corp. For additional information, visit www.firstbusiness.com or call (608) 238-8008.
The First Business Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=2667### End of Release ###